                                                                    Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-55943) and related Prospectus of Amazon.com, Inc. for the registration of 15,000,000 shares of its common stock, and to the incorporation by reference therein of our report dated January 22, 1999, except for Note 11 as to which the date is February 10, 1999, with respect to the consolidated financial statements and schedule of Amazon.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                            ERNST & YOUNG LLP

Seattle, Washington
April 22, 1999